Exhibit 99.B(e)(2)

EXHIBIT A

TO UNDERWRITING AGREEMENT

This Exhibit A, amended and restated as of October 25, 2010, is the Exhibit A to that certain Underwriting Agreement dated as of July 1, 2010 between BNY Mellon Distributors Inc. (formerly PFPC Distributors, Inc.) and The Motley Fool Funds Trust.

Portfolios

Motley Fool Independence Fund

Motley Fool Great America Fund

BNY MELLON DISTRIBUTORS INC.

By:	/s/ Bruno DiStefano
Name:	Bruno DiStefano
Title:	Vice President

THE MOTLEY FOOL FUNDS TRUST

By:	/s/ Peter Jacobstein
Name:	Peter Jacobstein
Title:	President